Exhibit 99.(14)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our annual report dated May 22, 2013, relating to the financial statements and financial highlights which appears in the March 31, 2013 Annual Report to Shareholders of Touchstone Small Cap Growth Fund (formerly Touchstone Micro Cap Value Fund) (one of the Funds constituting Touchstone Strategic Trust) which is also incorporated by reference into the Registration Statement.

We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements and Experts”, and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Denver, CO

June 7, 2013